Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2011, relating to our audit of the consolidated financial statements of Pro-Pharmaceuticals, Inc. as of and for the year ended December 31, 2010 appearing in the Annual Report on Form 10-K of Pro-Pharmaceuticals, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts

March 15, 2011